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                                                                    Exhibit 10.4


May 31, 2000


Jeanne Prayther
541 Slippery Rock Road
Westin, FL 33327

Dear Jeanne:

On behalf of Daleen Technologies, Inc., I am pleased to confirm our offer to you for the position of Vice President of Finance and Accounting reporting to Rick Schell, CFO. Your responsibilities will be discussed in detail with you following your start date. I believe you will find it to be both challenging and rewarding.

This is a salaried, exempt position. Your starting salary for this position will be at a rate of $5,000.00 paid biweekly. Your performance and salary will be reviewed on January 1, 2001. You will have an annual review thereafter. You will receive a $10,000 signing bonus. This bonus must be repaid if you leave Daleen within two years of your start date (100% first year, 50% second year). You are eligible to receive an annual bonus that is targeted at 25% of Base Salary earnings for optimum performance for each fiscal year during the Employment Period. You will receive a $5,000.00 Relocation Allowance. This Allowance must be repaid to Daleen if you leave within one year of your start date. In addition, you will also be eligible to participate in Daleen's Incentive Stock Option Program. An initial grant of 50,000 stock options following your start date, and you will be eligible for annual grants thereafter.

Daleen's extensive benefit package, including health and dental insurance, 401K Retirement Savings Plan, Life Insurance/AD&D, Flexible Spending Accounts, Credit Union Membership and Athletic Club Discount are explained in a separate document that is enclosed.

This offer of employment is not to be construed as an employment contract. All offers of employment are contingent upon your signature of Daleen's employment agreement as well as satisfactory results on references and/or background checks. This offer is also contingent upon your ability to prove your identity and eligibility to be employed in compliance with the Immigration Reform and Control Act of 1986. You will be provided with a comprehensive list of acceptable documents at the time of hire that may be utilized to comply with the requirements of this Federal Law as well as a Federal I-9 form, which must be completed.

By accepting this offer, you will be joining a progressive, fast growing company. Daleen's goal is to be the global leader for billing and customer care solutions, and we believe that your talents and abilities will contribute significantly in the attainment of this goal.

I look forward to your acceptance of this offer and having you join our team! Sincerely,

DALEEN TECHNOLOGIES, INC.




/s/ Kathleen Berry               Accept: /s/ Jeanne T. Prayther    June 9, 2000
------------------                       ----------------------    ------------
Kathleen Berry                           Employee Signature        Date
Manager of Recruiting